Exhibit 16





     Securities and Exchange Commission
     Washington, D.C.  20549


     Gentlemen:

     We were previously the independent accountants for WNCO, Inc., and on January 14, 2002, we reported on the financial statements of WNCO, Inc. as of and for the years ended September 30, 2001 and 2000. On September 25, 2002, we resigned as independent accountants of WNCO, Inc. We have read WNCO, Inc.'s statements included under Item 4 of its Form 8-K for October 25, 2002, and we agree with such statements. We have not reviewed or reported on any quarterly financial statements subsequent to September 30, 2001.

     /s/ Allen, Gibbs & Houlik, L.C.
     -------------------------------
         Allen, Gibbs & Houlik, L.C.


     Wichita, KS
     October 25, 2002